Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
First Quarter 2017 Financial Teleconference
May 1, 2017, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Edison International is off to a solid start in 2017. Today we reported strong first quarter earnings of $1.11 per share compared to 85 cents per share a year ago. It is early in the year, so for now we have left our full-year guidance unchanged, since our normal practice is to wait until more of the year has gone by before formally updating guidance. At the same time, we recognize there is a bias toward the upper half of the range. Maria will cover this in detail in her remarks.
My comments today focus on Southern California Edison’s long-term growth opportunity. I’ll start with the SCE 2018 general rate case.
SCE’s filing outlined a continued focus on infrastructure reliability investment. It also proposed the first elements of a multi-year grid modernization initiative, one that will be a key enabler of California’s ambitious climate change policies, as well as supporting improved system reliability and public safety. As I have said before, California has only 13 years to reduce greenhouse gas emissions 40 percent below 1990 levels. Policymakers have identified a robust, modernized electric grid as a critical element in the effort to achieve significant GHG reductions. The CPUC will set SCE’s initial pace for grid modernization in its GRC decision.
Agreeing on the right pace for grid modernization will be a key topic in the GRC process, as we saw two weeks ago. In testimony submitted by the Office of Ratepayer Advocates, or ORA, they recommended zero capital spending for this key enabler of climate and clean air policy. This is contrary to the CPUC’s stated goal of completing grid modernization by 2025, and we don’t believe is consistent with California’s climate policy objectives. Testimony from other intervenors is due tomorrow. We will respond to all intervenor testimony on June 16. We will reiterate the strong case we believe we have made for these investments in our GRC filing.
In terms of rate base, ORA’s overall capital spending recommendations would still yield annual rate base growth of 6.6 percent through 2020, above the industry average, compared to our request case of 8.6 percent average annual growth. This includes ORA’s acceptance of about 90 percent of our non-grid modernization capital spending recommendations. Once we have testimony from other intervenors, we will provide an update to reflect the overall picture of intervenor positions as it relates to capital spending and rate base and any other major new issues. You will hear more from us on this topic in our May Business Update investor presentation.
Transmission is another important element of SCE’s growth opportunity. SCE is extending and strengthening its system through a number of major projects. The paths to permitting and constructing these projects are complex, but the benefits to system reliability and greenhouse gas emissions reductions cannot be understated. This is especially important as we look ahead to the retirement of a number of gas-fired power plants owned by third parties. These are located along the coast, many in our service territory. These plants have to shut down or repower due to the future prohibition on the use of once-through cooling water. Most of them have to shut down by the end of this decade.
Other projects will enable increased access to renewable energy resources. These are necessary to meet our 33 percent renewables target by 2020. It is particularly important to avoid regulatory delays on these and future transmission projects; these projects are foundational if we are to add new sources of low-carbon renewable energy to the grid as soon as possible.
On April 12 we launched the first in our planned Edison Insights teleconferences. The topics were California’s climate change policies and transportation electrification. I won’t repeat the details of the call, but for those of you who could not participate, I’ll summarize a few key points.
First, we provided more context for the potential $1 billion multi-year investment opportunity not currently included in our capital forecast. Most of this relates to transportation electrification. Given the broader discussion on the April 12 call, we see even more to be done in the next decade.
The day after our Edison Insights call, the CPUC issued its scoping ruling on the utility transportation electrification filings. The CPUC is targeting decisions on our pilot project proposals in October of this year, and on our much larger medium- and heavy-duty vehicle charging proposal in April of next year. These proposals represent a total potential investment of $574 million, almost all of it capital spending and rate base opportunity.
On our April 12 call, we indicated we’ll likely file our request for the second phase of our SCE Charge Ready program in the spring of next year. We will continue to target the balance of the 30,000 commercial charging systems in this phase. 30,000 is roughly a third of the 100,000 systems SCE estimated would be needed to achieve the SCE service territory’s share of California’s 1.5 million electric vehicle target by 2025. Our early cost estimate for these 30,000 charging systems was about $225 million. We will leverage the experience from our current pilot program in estimating average per-unit capital costs for this filing.

A second key discussion point was the potential need for significantly more commercial charging infrastructure longer-term. This is based on the California Air Resources Board’s – or CARB’s - recently published targets for zero emission vehicles. CARB’s January 2017 recommendation calls for 4.2 million zero emission vehicles to be on the road by 2030. This goes well beyond the 2025 target I mentioned. SCE estimates that 1.9 million of these could be in our service territory and could require as many as 220,000 commercial charging systems. In fact, as we analyze other alternative scenarios, we can see the potential need to double CARB’s target of 4.2 million zero emission vehicles on the road by 2030 to meet California’s GHG reduction and air quality targets in a more cost-effective way. The application we expect to file next year for the balance of the 30,000 charging systems will likely be followed by filings for significant additional investment in charging infrastructure in the next decade.
Our sense is that there will be policy support for having SCE make much of the necessary infrastructure investment. We see our main role as owning the electrical infrastructure up to the charging station, but typically not the charging station itself, and we believe there is good support for this split of responsibilities.
We will continue the conversation about our long-term growth opportunities. Our next Edison Insights teleconference will be this summer. It will focus on the long-term outlook for the distribution system. We will put grid modernization and infrastructure reliability into a longer-term context.
There are two other topics I’d like to cover. The first is the cost of capital settlement among the three investor-owned utilities and two key consumer advocate groups, ORA and TURN, covering the 2018-2019 period. Last week, the CPUC withdrew the proposed decision recommending settlement approval, and two new Administrative Law Judges were co-assigned to the proceeding. The next step will be to issue a revised or new proposed decision, but the CPUC has not yet provided information on timing or reasons for these extra steps. We continue to believe the settlement is full and fair, and, given that there have been no comments from other parties on the settlement, we expect it will eventually be approved.
The last item is the status of the SONGS regulatory proceeding. We were disappointed to receive the news in March that the International Chamber of Commerce, or ICC, arbitration tribunal found that, while MHI was responsible for the defective design of the SONGS replacement steam generators, the contractual limit of liability capped MHI’s obligations. This came in an unusual 2-1 decision. We understand these are normally unanimous decisions. The SONGS owners were awarded damages capped at the $137 million contract limit. Given the limited grounds to appeal an ICC arbitration award, SCE and the other owners have decided not to appeal the tribunal’s decision. As we have mentioned before, as soon as the decision has been redacted for proprietary information, we will make it publicly available. As we expected, the majority of redactions have been requested by MHI.
The next steps in the CPUC-ordered “meet-and-confer” process will be additional meetings to be held over three days in June under the auspices of a mediator, the Honorable Layn Phillips. He is a former U.S. Attorney and U.S. District Court Judge, and is a leading alternative dispute resolution mediator. Reflecting this new schedule, the SONGS owners and most of the parties to the meet-and-confer process filed a request last week with the CPUC to extend the deadline to report on the status of the meet-and-confer-process to August 15th.
We are taking the meet-and-confer process very seriously, and we will engage fully and in good faith with the parties in the upcoming mediation. At the same time, given our strong conviction that the existing settlement is fair and reasonable, and that the late-noticed ex parte discussion between the former CPUC president and a former SCE executive had zero impact on the 10 months of negotiations among the settlement parties, we are prepared to return to litigation if the meet-and-confer process is ultimately not successful and the CPUC takes that step. Whatever the path to ultimately resolving the SONGS matter, we are committed to doing our part to do this as expeditiously as possible, so that we, the other parties, and the CPUC and its staff can focus our collective time and resources on the other important topics we have at hand. Investing in a safe and reliable grid, modernizing the grid to support customers’ choices of distributed resources, and using the grid to decarbonize our economy and clean our air are the major opportunities that the people of California are depending on all of us, together, to get right for our State’s future.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My remarks cover our first quarter results, our reaffirmed guidance, and a few other financial topics. Please turn to page 2 of the presentation.
First quarter results reflect strong SCE operating performance so let’s begin by looking at the key SCE earnings drivers shown on the right of the slide.
Higher revenues reflect the normal attrition mechanism in SCE’s current general rate case. As a reminder, increases in revenues are authorized by the CPUC in the second and third year of each rate case cycle. These increases essentially anticipate standard cost growth for operations and maintenance expenses, depreciation, taxes, and other items. The mechanism also provides our rate base earnings for capital additions in that second and third year. Higher revenues contributed a positive 12 cents per share variance compared to last year’s first quarter.
SCE continues to implement various operational and service excellence initiatives and O&M was lower in the quarter, contributing six cents per share to the higher earnings. I would note that some of this can be related to timing of various activities and is not necessarily indicative of a trend line for the full year.
Higher depreciation is to be expected since it is the partial offset to the higher authorized revenues related to SCE’s major capital spending program. Depreciation is a four cent per share negative variance in the quarter. Net financing costs were also higher by three cents per share mainly due to increased borrowings to finance our capital program.
Income tax benefits contributed six cents per share. This includes three cents per share related to the settlement of all open tax positions with the IRS for taxable years 2007 through 2012. This settlement benefit was included in our 2017 earnings guidance. The balance of the tax items relate to smaller factors such as tax benefits related to cost of removal and depreciation. Taken together, this gets us to an overall SCE earnings increase of 17 cents per share.
One item not included in the quarterly results is the MHI arbitration award we received last month. Although SCE was awarded $47 million net as its share of the award, the legal costs we incurred are subject to a reasonableness review by the CPUC. We thought it prudent to offset the gain with a regulatory liability to reflect the uncertainties around the disposition of this award. This is consistent with our approach to guidance, which did not assume any financial recovery in the arbitration.
At the Edison International holding company, we include traditional holding company costs and competitive business activities, including Edison Energy Group. For the quarter, the holding company recorded four cents per share of earnings compared to a loss of five cents per share last year. This is mainly driven by ten cents per share of higher tax benefits on stock option exercises. On a consolidated basis, we had thirteen cents of tax benefits from stock option exercises this quarter, in comparison to three cents last year. Our guidance assumed two cents of benefit, based on exercises through the end of January. In February and March, we saw additional benefits from further stock option exercises. Edison Energy Group results were consistent with our full-year guidance assumptions but not a driver of quarterly earnings variance.
As a reminder, as a result of our 2016 adoption of the new FASB accounting rules on share-based payments, comparisons with the first quarter of 2016 are on an adjusted basis. Previously we had reported

82 cents per share of core earnings in the first quarter of 2016; this is now 85 cents per share as adjusted. We presented this adjustment of the quarterly results in our 10-K and our February Business Update. The same quarterly earnings schedule is again included in the presentation appendix.
Please turn to page 3.
We recognize we had strong first quarter performance, in part driven by tax benefits from stock option exercises above what was in our original guidance. Our normal practice is to consider updating guidance later in the year and we have reaffirmed our core earnings guidance at a midpoint of $4.14 per share with the range unchanged as well although we acknowledge the upward bias that Pedro already mentioned.
Our principal key assumptions, including SCE authorized rate base, remain unchanged. We’ve noted that we had 13 cents per share in tax benefits related to stock option exercises compared to the two cents per share in our original guidance. As noted earlier, we have not included the MHI arbitration award in our guidance or any outcomes from the current meet-and-confer process related to the SONGS settlement.
Pedro commented on the key elements of ORA’s testimony related to the 2018 SCE general rate case that are most relevant to investors. Page 4 shows the details. While most of the issues that ORA raised are consistent with those raised in their testimony in the last rate case, grid modernization is perhaps the most important new topic, as expected. The bottom of the slide shows how our capital spending and rate base forecasts would be impacted if the CPUC were to adopt ORA’s recommendations. Note that ORA’s written testimony does not provide 2019 and 2020 capital spending estimates. It does provide forecasts of rate base.
Please turn to page 5. We have reaffirmed our prior capital spending and rate base forecasts for the 2018-2020 GRC period based on our request. Recall that CPUC rate base earnings are derived from authorized rate base and is not adjusted in the same year if there are capital spending variances, but trued up in future periods. Also, what we call rate base math is derived from authorized average annual rate base. I mention this only because SCE could see 2017 capital expenditures ending up at $4.0 billion rather than $4.2 billion. This would generally reflect the lack of approval of a grid modernization memorandum account and minor delays in the start of construction for the $608 million Mesa substation project. This would not be a factor in 2017 but could result in an adjustment of CPUC 2018 rate base, which is still subject to GRC approval.

Longer-term, we continue to see a base case with SCE investing at least $4 billion per year and adding at least $2 billion per year of rate base for the foreseeable future as SCE continues to implement its wires-focused business strategy.
For the Mesa substation project, SCE has extended its construction completion schedule by six months, from the fall of 2021 to the spring of 2022, to better reflect preconstruction requirements and seasonal considerations affecting the start of construction. This has only a minor impact on the profile of construction expenditures. This update came out of a project scheduling review process that SCE is undertaking for all of its major construction projects. We want our forecasting to be as consistent as possible across all of these projects given our recent experience with regulatory delays.
We were pleased to see constructive developments recently on two other transmission projects. The CPUC denied ORA’s appeal of its decision approving the $1.1 billion West of Devers project on March 23. On April 7, SCE received the final environmental impact review for its $397 million Alberhill System. This review accepted SCE’s recommended project scope. Final CPUC approval will still be required. Details on our capital spending, rate base and transmission projects are included in the presentation appendix.
We continue to see no need to issue equity to support SCE’s capital spending program. We also continue to target no dilution from benefit plans or stock purchase plans. In the first quarter we bought common stock in the market to offset potential dilution from employee benefit plans at a net cost of $139 million.
SCE continues to maintain a strong balance sheet and significant financial flexibility. SCE had no short-term debt outstanding at the end of the quarter and the weighted-average common equity component of total capitalization is unchanged from year-end at 50.4 percent. The Edison International holding company remains only modestly leveraged. We termed out more than half of the holding company commercial paper balance in March with a $400 million 2.125 percent senior note due in 2020. We continue to maintain what we believe is a prudently conservative balance sheet at both SCE and at the holding company.